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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                            -----------------------



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: June 25, 1998


                         Commission file number 33-75806

                          CAPITOL QUEEN & CASINO, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

          Nevada                                           43-1652885
          ------                                           ----------
(State or other jurisdiction of                        (I.R.S. Employer
Incorporation or organization)                        Identification No.)

     740 S. Decatur
     Las Vegas, Nevada                                       89107
     -----------------                                       -----
    (Address of principal                                 (Zip Code)
      executive offices)

                                 (702) 258-5200
                                 --------------
              (Registrant's telephone number, including area code)


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Item 5.        Other Events.

               On November 14, 1997, Arizona Charlie's, Inc. ("AC"), an affiliate of Capitol Queen & Casino, Inc. the "Company" filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (Case No.97-28781
LBR) with the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") in Las Vegas, Nevada. At a confirmation hearing on June 25, 1998, the Bankruptcy Court confirmed the "Consensual Plan of Reorganization Proposed by the Debtor and High River" dated June 24, 1998 (the "Consensual Plan"), which was proposed jointly by: (i) AC; and (ii) High River Limited Partnership ("High River"). High River is the holder of over 50% of the outstanding 12% First Mortgage Notes issued by AC in the original amount of $55,000,000 on or about November 15, 1993 (the "AC Notes"). The Consensual Plan has been filed as an exhibit to AC's current report on Form 8-K dated June 25, 1998.

               Previously, three competing plans of reorganization had been proposed in this case -- a plan proposed by AC (the "AC Plan"), a plan proposed by High River (the "High River Plan"), and a plan proposed by Fertitta Enterprises and Station Casinos, Inc. (the "Fertitta Plan") (collectively, the "Prior Plans"). Shortly before a confirmation trial on the three competing Prior Plans was scheduled to commence on June 18, 1998, AC and High River entered into a settlement agreement which formed the basis for the Consensual Plan. The Consensual Plan represents an amalgamation and melding of portions of the AC Plan and the High River Plan which had been accepted by creditors and parties in interest in the case.

               As confirmed by the Bankruptcy Court, the Consensual Plan allows AC to reorganize its business affairs and continue as a going concern. The Consensual Plan contemplates two scenarios: (i) the "Financing Option", under which AC and its current principals will continue to own, manage, and operate
AC's business -- Arizona Charlie's Hotel & Casino (the "Casino"); or (ii) the "Debt Conversion Option", under which the ownership, management, and operation of the Casino will be transferred to High River.

               AC generally has through July 31, 1998 to close proposed new financing that will fund payments to creditors under the Financing Option of the Consensual Plan. AC has obtained a financing commitment from United Healthcare Financial Services, LLC ("UHFS") that would provide AC the financing it needs to fund the Financing Option. Moreover, to facilitate the Consensual Plan, AC's shareholder (Becker Gaming, Inc.), which is also the majority shareholder of the Company, will provide AC with a $1.5 million new cash equity contribution, and AC's affiliates will waive substantial claims (over $7 million) against AC. AC has indicated that it expects the new financing from UHFS to close on or before July 24, 1998, thus allowing the Financing Option of the Consensual Plan to proceed but there can be no assurances in that regard.

               Under the Financing Option, all non-insider creditors are to receive full payment of their claims under the terms provided in the Consensual Plan, except for the holders of the AC Notes and the holders of 12% First Mortgage Notes issued by the Company in the original amount of $40 million on or about November 15, 1993 (the "CQC Notes") that have asserted an unsecured claim against AC based on AC's limited guaranty of the CQC Notes (the "CQC Noteholders Guaranty Claims"). The claims of the holders of the AC Notes are satisfied in full by up-front cash payments totaling $61,600,000 plus a portion of the $1.5 million new value contribution. The holders of the CQC Noteholders Guaranty Claims receive an aggregate up-front cash payments totaling $1.5 million plus a portion of the $1.5 million new value contribution in full satisfaction of those claims against AC as a limited guarantor of the CQC Notes.

               The Debt Conversion Option of the Consensual Plan will apply if either: (i) by July 31, 1998, AC has not closed a new financing so that it has cash available sufficient to make the payment of $61,600,000 to the holders of the AC Notes; or (ii) by July 24, 1998, AC has not received the $1.5 million new cash equity contribution from its sole shareholder. Under the Debt Conversation Option, other than the holders of the AC Notes, creditors would receive the same treatment as under the Financing Option. The holders of the AC Notes, other than High River, would receive a cash payment from High River in the amount of $960 per $1,000 of aggregate principal amount of the AZC Notes owned. In addition, all of the existing shares of AC stock would be canceled, and 100% of the new stock of AC as reorganized would be issued to High River. As a result, the Company would no longer have an equity interest in AC and High River would become the sole shareholder of the reorganized AC.


Item 7:  Financial Statements and Exhibits on Form 8-K

         No exhibits are included herein:


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                    Capitol Queen & Casino, Inc.
                                                    ----------------------------
                                                                    (Registrant)





Date:    July 10, 1998                     /S/ Bruce F. Becker
         ----------------                   -------------------
                                            Bruce F. Becker
                                            President, Chief Executive
                                            Officer (Principal Executive
                                            Officer) and Sole Director





Date:    July 10, 1998                     /S/ Jerry Griffis
         ----------------                   -----------------
                                            Jerry Griffis
                                            Controller (Principal Financial and
                                            Accounting Officer)